Exhibit 10.8

AMENDMENT NO. 3 TO THE SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 3 TO THE SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of August 9, 2019 (the Effective Date”), by and between Stephen G. Berman (“Berman” or “Executive”) and JAKKS Pacific, Inc., a Delaware Corporation (the “Company”). The Company and Executive are sometimes referred to herein, each a “Party” and, collectively, the “Parties.” This Amendment shall be deemed to take effect immediately prior to the effectiveness of the Transaction Agreements referred to in Section 2(c) below; provided, however, that in the event that the transactions contemplated by the Transaction Agreements are not consummated, this Amendment shall be void ab initio and of no force and effect.

WITNESSETH:

WHEREAS, Executive is currently employed by the Company pursuant to that certain Second Amended and Restated Employment Agreement, dated November 11, 2010 (the “2010 Amended and Restated Employment Agreement”), between Executive and the Company, as modified by the October 20, 2011 letter amendment (the “2011 Amendment”), and as amended by Amendment Number One, dated September 12, 2012 (the “2012 Amendment”), and as further amended by Amendment Number Two, dated June 7, 2016 (the “2016 Amendment”) (the 2010 Amended and Restated Employment Agreement, together with (and as amended by) the 2011 Amendment, the 2012 Amendment, and the 2016 Amendment, the “Amended Employment Agreement”); and

WHEREAS, the Parties desire to further amend the terms of the Amended Employment Agreement on the terms and subject to the conditions set forth in this Amendment (the Amended Employment Agreement, as amended by this Amendment, referred to as the “Employment Agreement”).

NOW THEREFORE, in consideration of the premises and the mutual covenants and obligations contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, pursuant to Section 21 of the 2010 Amended and Restated Employment Agreement and subject to the terms and conditions set forth herein, agree as follows:

1.          Definitions. All references in the Amended Employment Agreement to “this Agreement” shall be deemed to refer to the Employment Agreement (including as amended by this Amendment). Capitalized terms not defined herein shall have the meanings set forth for such terms in the Amended Employment Agreement.

2.          Amendments. The Parties hereby agree that, effective upon the Effective Date (but subject to the consummation of the transactions contemplated by the Transaction Agreements referred to below), the Amended Employment Agreement shall be deemed amended as follows:

(a)          Section 3(a) of the Amended Employment Agreement is amended by deleting the current provision in its entirety and inserting, in lieu thereof, the following:

“a. Base Salary. As compensation for his services hereunder, during the Term, the Company shall pay to Executive a base salary (“Base Salary”) at the annual rate of $1,700,000.00. The Base Salary shall be paid to Executive in substantially equal installments in accordance with the Company’s payroll practices, subject to any required tax withholding.”

(b)          Section 3(d)(i) through 3(d)(v), inclusive, of the Amended Employment Agreement are amended as follows: All references to “the Annual Performance Bonus for fiscal year 2017 and each fiscal year thereafter during the Term” shall be stricken and replaced with “the Annual Performance Bonus for fiscal year 2019.”

(c)          Sections 3(d)(i) through 3(d)(v), inclusive, of the Amended Employment Agreement are further amended as follows: All references to “each Annual Performance Bonus” and “the Annual Performance Bonus” shall be stricken and replaced with “any Annual Performance Bonus for fiscal year 2019.”

(d)          Sections 3(d)(i) through 3(d)(v), inclusive, of the Amended Employment Agreement are further amended as follows: All references to “the applicable fiscal year” shall be stricken and replaced with “fiscal year 2019.”

(e)          The Amended Employment Agreement is further amended by adding a new Section 3(d)(vi), to provide as follows:

d. 2020 Performance Bonus Opportunity. For the fiscal year commencing on January 1, 2020, Executive shall be eligible to receive a performance-based bonus award in a range between Twenty-Five percent (25%) and Three Hundred percent (300%) of the Base Salary, based upon the level of EBITDA (defined below) achieved by the Company for such fiscal year prior to deduction of bonus expenses and one-time non-recurring costs for initiatives approved by the Board (each an “EBITDA Target Amount”), as determined by the Compensation Committee, and subject to the terms and conditions set forth herein (the “2020 Performance Bonus”).

i. For fiscal year 2020, if the Compensation Committee determines that the Company’s EBITDA (as defined in the First Lien Term Loan Facility Credit Agreement, dated as of August 9, 2019, by and among Cortland Capital Market Services LLC, the Financial Institutions party thereto, the Company, Disguise, Inc., JAKKS Sales LLC, Maui, Inc., Moose Mountain Marketing, Inc., and Kids Only, Inc.) for fiscal year 2020 prior to deduction of bonus expenses and one-time non-recurring costs for initiatives approved by the Board:

A. is less than $25,000,000.00, no 2020 Performance Bonus shall be paid;

B. equals $25,000,000.00, the 2020 Performance Bonus shall be in an amount equal to Twenty-Five Percent (25%) of the Base Salary for such fiscal year;

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C. equals $35,000,000.00, the 2020 Performance Bonus shall be in an amount equal to One Hundred Percent (100%) of the Base Salary for such fiscal year;

D. equals $45,000,000.00, the 2020 Performance Bonus shall be in an amount equal to Two Hundred Percent (200%) of the Base Salary for such fiscal year; OR

E. equals or exceeds $55,000,000.00, the 2020 Performance Bonus shall be in an amount equal to Three Hundred Percent (300%) of the Base Salary for such fiscal year.

To the extent that EBITDA exceeds $25,000,000.00, but falls between two EBITDA Target Amounts set forth in Sections 3(d) i. B. through E. above, the amount of the 2020 Performance Bonus shall be determined by the Compensation Committee through linear interpolation. For the avoidance of doubt, the calculation of any 2020 Performance Bonus shall be based upon only the highest EBITDA Target Amount achieved by the Company for 2020, and shall not be a cumulative amount.

ii. The Company shall pay any 2020 Performance Bonus due Executive hereunder for the fiscal year commencing January 1, 2020 in cash, subject to any required tax withholding, in 2021, not later than twenty-one (21) business days following the date on which the Auditors’ final report on the Company’s financial statements for fiscal year 2020 is issued and delivered to the Company and in any event not later than April 30, 2021 (the “2020 Performance Bonus Award Date”). Except as otherwise provided herein, Executive must be employed on the 2020 Performance Bonus Award Date to be eligible to receive the 2020 Performance Bonus, or any portion thereof, for such fiscal year.

(f)           The Amended Employment Agreement is further amended by deleting Section 3.b.ii. of the Amended Employment Agreement in its entirety and inserting in lieu thereof the following:

(ii) Pursuant to and subject to the terms of the Plan, the Company shall, to the extent shares are available for award under the Plan, issue to Executive on the first business day of 2020 (provided that Executive remains employed by the Company on such date) that number of shares of Restricted Stock that are equal to the lesser of (A) $3,500,000 in value (based on the closing price of a share of the Company’s common stock on December 31, 2019), or (B) 1.5% of common shares outstanding of the Company, which shall vest as set forth below in Section 3.b. (iii); provided, that no such award under (A) or (B) above shall be made to Executive (and no cash substitute shall be provided to Executive) to the extent shares are not available for grant under the Plan as of such date; and, provided, further, that the Company shall not be obligated to amend the Plan and/or seek shareholder approval of any amendment to increase the amount of available shares under the Plan.

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(iii) Granted shares will vest in four equal installments on each anniversary of grant.

(g)          The Amended Employment Agreement is further amended by adding a new Section 37, to provide as follows:

37.          For all purposes under this Employment Agreement and the 2002 Stock Award and Incentive Plan (together with all Restricted Stock or other Awards granted to Executive thereunder, and any equity or equity-based compensation plan, program or arrangement or other compensation plan, program or arrangement hereafter adopted, the “Plan Documents”), Executive hereby acknowledges and agrees that, for good and valuable consideration, receipt of which Executive hereby acknowledges and agrees, none of the Specified Transactions shall constitute, or be deemed to constitute, or cause a “Change of Control,” Liquidity Event, or similar transaction under this Employment Agreement or the Plan Documents or entitle Executive to any payments or benefits (“Change of Control Benefits”) or the enhancement or acceleration of any Change of Control Benefits, notwithstanding anything to the contrary contained in this Employment Agreement or the 2002 Stock Award and Incentive Plan. As used herein, “Specified Transactions” means any of the following: (i)  the transactions contemplated by the Transaction Agreement dated as of August 7, 2019 as such agreement exists on the date hereof (the “Transaction Agreement”) between the Company, certain related entities, the “Consenting Noteholders” (as defined therein) and the other parties thereto, including the issuance of Common Stock, Preferred Stock and Amended and Restated Oasis Notes (each as defined in the Transaction Agreement) pursuant to such Transaction Agreement, and (ii) any future transaction(s) approved by the Company’s Board to the extent involving solely the issuance by the Company of Common Stock to holders of the Company’s Preferred Stock in exchange for tenders of such Preferred Stock issued pursuant to the Transaction Agreement or to the holders of the Amended and Restated Oasis Notes or to the Company’s lenders under the First Lien Credit Agreement (as defined in the Transaction Agreement) in exchange for tenders to the Company of the Amended and Restated Oasis Notes or loans issued under the First Lien Credit Agreement, as applicable.

(h)          Section 14(a) of the Amended Employment Agreement is amended by deleting in its entirety the additional trigger for a “Good Reason Event” added by the 2012 Amendment and inserting in lieu thereof, the following:

(iii) there is any change in the membership of the Company's Board of Directors such that following such change, a majority of the directors are not Continuing Directors. As used herein, “Continuing Directors” means (A) any person who is a member of the Company's Board of Directors as of the Effective Date, (B) any person who is subsequently nominated for, or elected to, the Board of Directors with the approval of a majority of the Continuing Directors then in office, (C) any individual named on the “Preapproved List” (as defined in the Amended and Restated Charter of the Nominating Committee) or (D) any individual elected by holders of the Company’s Series A Senior Preferred Stock to serve as a “Series A Preferred Stock Director” (as defined in the Series A Preferred Stock Certificate of Designations filed with the Secretary of State of the State of Delaware)

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(i)           The Amended Employment Agreement is further amended by adding a new Section 38, to provide as follows:

38. Executive acknowledges and agrees that, as a condition of receiving the payments and benefits to be provided to him if Executive’s employment is terminated by Executive pursuant to Section 14.a. or 14.b. of this Employment Agreement as a result of the occurrence of a Good Reason Event or by the Company other than as a result of the occurrence of a For Cause Event, including those payments and benefits set forth in Section 15.c.iv.and Section 15.c.v., or Section 15.d.iv (as applicable), each of the other benefits set forth in Section 17 of this Employment Agreement, and, if applicable, the “Special Sale Transaction Bonus” set forth in Section 39 of this Employment Agreement, Executive must execute and deliver to the Company a Separation Agreement and General Release in substantially the form attached hereto as Exhibit A (the “Release”), in accordance with the time limits set forth therein, and not exercise any right to revoke such Release.

(j)           The Amended Employment Agreement is further amended by deleting Section 15.e. in its entirety and inserting in lieu thereof, the following:

e. Any amount payable to Executive upon termination of his employment pursuant to Section 15.a., Section 15.b., Sections 15.c.i., 15.c.ii., and 15.c.iii., or Sections 15.d.i., 15.d.ii. and 15.d.iii., as applicable, shall be paid promptly, and in any event within thirty (30) days after the Termination Date, or such earlier date as required by applicable law. Any amount payable to Executive pursuant to Section 15.c.iv., Section 15.c.v., or Section 15.d.iv, as applicable, of this Employment Agreement shall be payable on the thirtieth (30th) day after the Termination Date, provided that the Release has become effective and irrevocable on or prior to such date. If Executive shall die prior to Executive’s receipt of all payments required under this Employment Agreement, the Company shall pay Executive’s designated beneficiary or, if there is no designated beneficiary, his estate, all such amounts that would have otherwise been payable to Executive under this Agreement as of the date of his death, provided that any such beneficiary or representative of Executive’s estate must execute and deliver to the Company, in accordance with the time limits set forth therein, an effective and irrevocable general release that waives and releases the Company, its affiliates, and their respective officers, directors, employees and agents, from any and all claims Executive may have had against them through and including the date of the release, in order to receive any payment or benefit that is subject to Section 38 of this Agreement.

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(k)          The Amended Employment Agreement is further amended by deleting the definition of “Voting Securities” in Section 16.a.vi in its entirety and inserting in lieu thereof the following:

“Voting Securities” includes Common Stock and any other securities of the Company that ordinarily entitle the holders thereof to vote, together with the holders of Common Stock or as a separate class, with respect to matters submitted to a vote of the holders of Common Stock, but the following shall not be deemed Voting Securities: (i) the Series A Preferred Stock of the Company, (ii) any convertible notes of the Company that have not been converted into Common Stock and (iii) any securities of the Company as to which the consent of the holders thereof is required by applicable law or the terms of such securities only with respect to certain specified transactions or other matters, or the holders of which are entitled to vote only upon the occurrence of certain specified events (such as default in the payment of a mandatory dividend on preferred stock or a scheduled installment of principal or interest of any debt security).

(l)           The Amended Employment Agreement is further amended by inserting the following definition of “Permitted Holders” as a new Section 16.a.x:

"Permitted Holders" means, without duplication, (a) each of the beneficial owners of the Company’s Series A Preferred Stock as of August 9, 2019, (b) Oasis Investments II Master Fund Ltd., (c) affiliates of the beneficial owners referred to in clauses (a) and (b), (d) any entity that has no material assets (other than Voting Securities of the Company, cash and cash equivalents) and of which no person, entity or “group”, other than the persons and entities referred to in clauses (a) and (b), holds more than 30% of the total voting power of such entity, and (e) any “group” the members of which include one or more Permitted Holders (a "Permitted Holder Group"), so long as no person, entity or “group”, other than any persons, entities or “groups” referred to in clauses (a), (b) and (c), beneficially owns more than 30% of the total Voting Securities of the Company held by the Permitted Holder Group.

(m)         The Amended Employment Agreement is further amended by deleting clause B of the definition of “Change of Control” in Section 16.b and inserting the following in lieu thereof:

B. upon an acquisition of Voting Securities or Rights by a Non- Affiliated Person or any change in the number or voting power of outstanding Voting Securities, either (i) in the case of a Non-Affiliated Person that is not a Permitted Holder, such Non-Affiliated Person beneficially owns Voting Securities or Rights entitling such person to cast a number of votes (determined in accordance with Section 16(g)) greater than 30% of the sum of (A) the number of votes that may be cast by all other holders of outstanding Voting Securities and (B) the number of votes that may be cast by such Non-Affiliated Person (determined in accordance with Section 16(g)) or (ii) in the case of a Non-Affiliated Person that is a Permitted Holder, such Non-Affiliated Person beneficially owns Voting Securities or Rights entitling such person to cast a number of votes (determined in accordance with Section 16(g)) greater than 50% of the sum of (A) the number of votes that may be cast by all other holders of outstanding Voting Securities and (B) the number of votes that may be cast by such Non-Affiliated Person (determined in accordance with Section 16(g)); or

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(n)          The Amended Employment Agreement is further amended by deleting clause C of the definition of “Change of Control” in Section 16.b and inserting the following in lieu thereof:

C. upon any change in the membership of the Company’s Board of Directors, a majority of the directors are persons who are not Continuing Directors (as defined in Section 14(a) of this Agreement).

(o)          The Amended Employment Agreement is further amended by adding a new Section 39, to provide as follows:

39. Special Sale Transaction Bonus.

If the Company enters into and consummates a Sale Transaction (as defined below) on or before February [15], 2020, Executive shall be eligible to receive, a special sale transaction bonus in an amount equal to One Million Dollars ($1,000,000.00)(less applicable withholdings and deductions) (the “Special Sale Transaction Bonus”), subject to the terms and conditions set forth herein. To be eligible to receive the Special Sale Transaction Bonus Executive must remain continuously employed by the Company through the date on which such Sale Transaction is consummated (the “Sale Transaction Date”); provided, however, if Executive’s employment is terminated by Executive pursuant to Section 14(a) as a result of a Good Reason Event or by the Company other than as a result of the occurrence of a For Cause Event, on or before the Sale Transaction Date, and Executive executes and delivers to the Company in accordance with the time limits set forth therein, the Release, the Company shall pay Executive the Special Sale Transaction Bonus, subject to the terms and conditions set forth herein. If before the Sale Transaction Date Executive’s employment is terminated by Executive other than as a result of the occurrence of a Good Reason Event or by the Company for Cause, Executive shall not be entitled to any Special Sale Transaction Bonus. The Special Sale Transaction Bonus, if any, will be paid to Executive in cash within forty-five (45) days after the closing of the Sale Transaction, subject to his execution and delivery of the Release, to the extent applicable. If a Sale Transaction is not consummated prior to February [15], 2020, Executive shall not be entitled to any Special Sale Transaction Bonus. Executive acknowledges and agrees that the Special Sale Transaction Bonus is the only bonus he is eligible to receive in connection with a Sale Transaction. The Company acknowledges that the Special Sale Transaction Bonus shall be in addition to, and not in lieu of, any severance or other similar benefits to which Executive may be entitled under Sections 15.d. or 17 of this Employment Agreement.

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“Sale Transaction” shall mean the sale, lease, transfer, issuance or other disposition, in one transaction or a series of related transactions, of (i) all or substantially all of the consolidated assets of the Company and its subsidiaries (including by or through the issuance, sale, contribution, transfer or other disposition (including by way of reorganization, merger, share or unit exchange, consolidation or other business combination) of a majority of the capital stock or other equity interests of any direct and/or indirect subsidiary or subsidiaries of the Company if substantially all of the consolidated assets of the Company and its subsidiaries are held by such subsidiary or subsidiaries) or (ii) equity of the Company representing at least a majority of the fully diluted common stock of the Company (whether directly or indirectly or by way of any merger, share or unit exchange, recapitalization, sale or contribution of equity, tender offer, reclassification, consolidation or other business combination transaction or purchase of beneficial ownership), to (in either case of clause (i) or clause (ii)) any person or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended, or any successor provision) of persons; provided, however, that concurrently with such Sale Transaction the holders of the Company’s Series A Preferred Stock receive payment of the full amount of the Liquidation Preference of the Series A Preferred Stock and all outstanding secured indebtedness of the Company is paid in full.

(p)          The Amended Employment Agreement is further amended by adding Exhibit A to this Amendment as new Exhibit A to the Amended Employment Agreement.

3.          Ratification; Effect of Amendment. Except as expressly provided herein, this Amendment shall not, by implication or otherwise, alter, modify, amend or in any way affect any of the obligations, covenants or rights contained in the Amended Employment Agreement, all of which are ratified and confirmed in all respects by the Parties and shall continue in full force and effect. Each reference to the Employment Agreement or Amended Employment Agreement hereafter made in any document, agreement, instrument, notice or communication shall mean and be a reference to the Employment Agreement, as amended and modified hereby.

4.          Reimbursement of Legal Fees. The Company shall reimburse Executive for up to $20,000.00 of reasonable legal fees and disbursements incurred by him to his counsel Choate, Hall & Stewart LLP in the negotiation of this Amendment, promptly following presentation to the Company of documentation demonstrating such fees and disbursements.

5.          Miscellaneous.

(a)          This Amendment shall be governed and construed as to its validity, interpretation and effect by the laws of the State of California, without reference to its conflicts of laws provisions.

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(b)          The Section captions herein are for convenience of reference only, do not constitute part of this Amendment and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(c)          Each party hereto acknowledges that it has had an opportunity to consult with counsel and has participated in the preparation of this Amendment. No party hereto is entitled to any presumption with respect to the interpretation of any provision hereof or the resolution of any alleged ambiguity herein based on any claim that the other party hereto drafted or controlled the drafting of this Amendment.

(d)          This Amendment and the documents referenced herein, constitute the entire agreement among the Parties with respect to this amendment of the Amended Employment Agreement and supersede all prior agreements, negotiations, drafts, and understandings among the Parties with respect to such subject matter. This Amendment can only be changed or modified pursuant to a written instrument referring explicitly hereto, and duly executed by each of the Parties.

(e)          This Amendment may be executed and delivered (by facsimile or PDF signature) in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the day and year first written above.

THE COMPANY:

JAKKS PACIFIC, INC.

By:	/s/ Brent Novak
Name:	Brent Novak
Title:	Chief Financial Officer

EXECUTIVE:

/s/Stephen G. Berman
Stephen G. Berman